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Operator:
 Ladies and gentlemen, thank you for standing by, Welcome to the Dycom earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded. I’d like to turn the conference over to your host, Mr. Steven Nielsen. Please go ahead.
Steven Nielsen:
 Thank you, Stacy. Good morning, everyone, I’d like to thank you for attending our second quarter fiscal 2006 Dycom Industries conference call. With me, we have in attendance Richard Dunn, our Chief Financial Officer and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
 Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on form 10-K for the year-ended July 30th, 2005, and the Company’s quarterly report on form 10-Q, for the quarter ended October 29th, 2005. The Company does not undertake to update forward-looking information. Steve?
Steven Nielsen:
 Thanks, Rick. Yesterday, we issued a press release announcing our second quarter 2006 earnings. Note that for the second quarter our net income includes noncash stock-based compensation expense of $900,000 before tax versus $200,000 in the year-ago quarter. For the quarter ended January 28th, 2006, total contract revenues were $244.1 million versus $224.5 million in the year-ago period, an increase of 9%. Net income was $3.9 million versus $7.4 million, a decrease of 47%, while fully diluted earnings per share was $0.10 versus $0.15, a decrease of 33%. Backlog at the end of the second quarter of 2006 was $1.55 billion, versus $1.07 billion at the end of the first quarter, a sequential increase of $480 million. Of this backlog, approximately $795 million is expected to be completed in the next 12 months. Please note that with regards to a certain multiyear project relating to fiber deployments we have included in backlog, those amounts relating to work estimated to be performed during calendar years 2006 and 2007. In addition, backlog at the end of the second quarter of ‘06 also includes approximately $193 million of total backlog and $92 million of 12-month backlog, derived from our recently completed acquisition of Prince Telecom. Prior to my review of the second quarter results, I will provide an update regarding our proposed acquisition of certain assets and the assumption of a number of contracts of Orius Corporation. As previously disclosed, and in order to implement this transaction, Orius and certain of its subsidiaries filed cases under Chapter 11 of the bankruptcy code. As part of that process, auction procedures were established whereby other qualified bidders were allowed to submit higher or otherwise better offers. Earlier this month, an auction was held, at which time a higher offer was submitted by another party. Although our bid remains in place until the earlier of April 1 or the closing of the agreement with the other party, we do not expect to consummate the transaction. As a consequence and pursuant to our agreement with Orius, we expect to receive reimbursement of our reasonable out-of-pocket expenses and a modest breakup fee. Unrelated to this process, we were able to secure several contracts formerly performed by Orius at terms acceptable to us. Now, for the second quarter. Our results were at the upper end of our EPS expectations as revenues were greater than anticipated, due in large part to hurricane restoration services provided to several cable operators and a telephone company in the Southeast. At this time, I’d like to extend my sincere appreciation to all of our employees who have provided and continue to provide outstanding service. Gross margin declined sequentially by 141 basis points from the prior quarter. The decline in gross margin was due in part to reduced work volumes from a large project that continued to decelerate somewhat more than anticipated. In addition, this factor was reinforced by normal seasonal increases and expenses for holidays, vacations, and payroll taxes. G&A increased 40 basis points sequentially as essentially flat absolute expenses were absorbed over reduced revenues. Cash flow from operations was strong in the quarter at $41.7 million, as collections improved. Days sale outstanding declined sequentially 2 days to 84 days. Capital expenditures net of disposals totaled $12 million. And finally, Prince, our recent acquisition, performed to expectations. During the quarter, we experienced the effects of a growing overall economy, hurricane restoration revenues totaling $30 million in the quarter, expenditures by two telephone companies, which grew substantially year-over-year, and mixed results from cable operators. Organic revenue from BellSouth increased over 64% compared to the year-ago quarter reflecting hurricane restoration services as well as double-digit business as usual growth. BellSouth was our largest customer at $61.4 million, or 25.1% of total revenue. At over $60 million in quarterly revenue, our business with BellSouth has never been larger. Sprint also grew year-over-year to $19.3 million in revenue, a 16.6% increase and was our fourth largest customer. During the quarter, we performed work for Verizon’s fiber to the premise buried plant initiative in the states of Massachusetts and New York, Pennsylvania, Delaware, Maryland, Virginia, Florida, and Oregon. Revenue from Verizon was $38.6 million during the quarter, down $55.6 million in the year-ago quarter, and down sequentially from $51.7 million in the first quarter. At 16% of revenue, Verizon was our second-largest customer. During the quarter, we completed our annual review with Verizon, which resulted in pricing established for two years at essentially stable economics. As part of those discussions, we are exiting two areas which had proven uneconomic for us during calendar 2005. Revenue from Comcast was $20.4 million. Comcast was Dycom’s third-largest customer for the quarter at 8.4% of revenue, including $6.1 million of revenue generated by Prince. In addition, Adelphia and Charter increased year-over-year but declined sequentially. Employee headcount increased during the quarter to 9,257, as a result of the Prince acquisition offset by normal seasonal declines. During the quarter, we renewed several significant Verizon locating contracts covering large portions of Maryland and Virginia and from Questar we obtained several gas distribution master contracts in Utah. Throughout the quarter, Dycom continued to demonstrate strength. First and foremost, we maintained solid customer relationships throughout our markets. These relationships were instrumental in enabling significant storm restoration revenues to continue from the first quarter. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We are convinced that the commitment by three RBCOC’s to deploy fiber deeper into their network remains solid and growing, and are encouraged by increasing levels of activity nationwide for rural fiber deployments by dozens of different entities. In fact, it is now clear that we are participating in the rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings. While in any multiyear endeavor of this magnitude there’s likely to be some lumpiness, we believe this lumpiness will dissipate with time, as deployments extend across increasing numbers of customers. And finally, we have maintained our solid financial strength, generating significant cash flow from operations during the quarter. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the third quarter of fiscal 2006, we anticipate earnings per share $0.13 to $0.19 on revenues of $230 million to $255 million. This outlook anticipates continued solid growth in the U.S. economy, seasonally improving weather, a significant sequential increase in activity with a large customer, the substantial completion of our hurricane restoration activities, and noncash compensation expense of approxi mately $1.5 million on a pretax basis during the quarter. At this point, I will turn the call over to Dick Dunn, our CFO. Dick.
Dick Dunn:
 Thanks, Steve. Before I begin my review of the second quarter results, I’d like to remind everyone that we acquired the stock of Prince Telecom Holdings during December of 2005 for a purchase price of approximately $65.4 million. The operating results and acquired assets and liability of Prince have been included in our financial results since the day of acquisition. Now, beginning with the income statement. Contract revenues for the current quarter were $244.1 million, up 8.7% if last year’s Q2 of $224.5 million. Organic revenues for the quarter were up 3.5%. Contract revenues for the six-month period ended January 28th increased 3.6%, to $505 million versus fiscal year 2005’s revenue of $487.7 million. Organic revenue activity for the six-month period was down 0.2%. For the quarter, the top five customers accounted for 61.9% of contract revenues versus 64.3% for the prior year’s second quarter. For the six months ending January 28th, sales to the top five customers as a percent of the total was 61.2% versus 63.6% for the prior year. The top five customers and their respective percentages for Q2 of fiscal year 2006 and 2005 are as follows and I’ll begin with the second quarter of fiscal year 2006. BellSouth at 25.1%, Verizon, 15.8%, Comcast, 8.4%, Sprint, 7.9%, and Charter, 4.7%. And now to the second quarter of ‘05, Verizon at 24.8%, BellSouth, 16.7%, Comcast, 11.2%, Sprint, 7.4%, and Qwest, 4.2%. Net income for the second quarter was $3.9 million versus $7.4 million in fiscal year 2005. Net income for the six months ended January 28th was $14.6 million versus last year’s $23 million. Fully diluted earnings for the quarter were $0.10 per share versus $0.15 per share in the prior year second quarter. Fully diluted EPS for the six-month period ended January 28th was $0.33 per share versus last year’s $0.47 per share. Operating margins for the second quarter decreased by 82 basis points coming in at 4% versus last year’s 4.82%. This decrease was due to a 211 basis point increase in cost of earned revenues partially offset by a 58 basis point decrease in general and administrative cost and 72 basis point decrease in depreciation and amortization. General and administrative cost for the quarter included a charge of $900,000 for stock-based compensation expense versus the charge of $200,000 for the prior year’s quarter. Operating margins for the six-month period ended January 28th decreased 214 basis points, coming in at 5.26% versus last year’s 7.4%. This decrease was due to a 233 basis point increase in cost of earned revenues, and an 8 basis point increase in general and administrative costs, partially offset by a 27 basis point decrease in depreciation and amortization. General and administrative costs for the six-month period included a charge of $1.9 million for stock-based compensation expense versus a charge of $400,000 for the prior year’s quarter. The effective tax rates for the quarter and six-month periods were 40.7% and 39.9% respectively versus 39.5% for the prior year’s three and six-month periods. Interest expense for the quarter and six-month periods was $4 million and $4.9 million respectively, versus $67,000 for the prior year’s quarter, and $230,000 for the prior year’s six-month period. This increase was primarily due to the issuance of $150 million of senior subordinated notes and borrowings under our revolving credit agreement which we utilized to fund a Dutch auction tender offer we completed in Q1 of the current fisc al year. And the Prince acquisition completed in Q2 of the fiscal year 2006. Interest income for the current quarter and six-month period was $523,000 and $1.2 million respectively, versus $259,000 for the prior year’s quarter, and $376,000 for the prior year’s six-month period. For the quarter, our cash flow from operating activities was $41.7 million. The primary components of this cash flow were net income of $3.9 million, depreciation and amortization of $12.2 million, and reductions of working capital and other items of approximately $25.6 million. Investing activities, primarily consisting of the Prince acquisition, were $65.4 million and capital expenditures of $12.1 million resulted in the use of $77.7 million. Financing activities for the quarter required the use of $3.5 million in cash. The primary components of this amount were borrowings under our credit facility of $65 million, net proceeds from the exercise of stock options and equity awards of $1.6 million, reduced by repayments on borrowings and notes payable of $67.3 million, costs associated with the repurchase of common shares of $1.9 million, and debt issuance cost of $900,000. Debt, net of cash, at the end of the quarter was $169.2 million, an increase of $42.1 million from the prior quarter’s balance of $127.1 million. The increase was attributable to borrowings and debt assumptions associated with the Prince Telecom acquisition of approximately $69.8 million, partially offset by debt repayments of $27.3 million as a consequence of quarterly operating activities. During the quarter, receivables dropped from $168 million at the end of the prior quarter to $157.6 million, a change of $10.4 million. DSO remained essentially unchanged at 58.7 days versus the Q1 figure of 58.6 days. Net unbilled revenue balances dropped from the quarter from $79.7 million to $67.6 million. This resulted in DSO of 25.2 days versus Q1’s figure of 27.8 days, a decrease of 2.6 days. On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues decreased 2.5 days from 86.4 days to 83.9 days. At the end of the second quarter, the accrual for our self-insured casualty program increased by $4 million to $58.5 million, up from $54.5 million at the end of the first quarter. Finally, during the current quarter revenue from multiyear master service agreements represented 59.1% of contract revenues versus 55.4% for Q2 of the prior year. Revenue from long-term contracts and multiyear master service agreements represented 77.4% of contract revenues versus 87.9% for Q2 of the prior fiscal year. Steve.

Steven Nielsen:
 Now, Stacy will open the call for questions.
Operator:
 Thank you. [OPERATOR INSTRUCTIONS] And our first question will go to [Matt Vitorioso] with Goldman Sachs, please go ahead.
Matt Vitorioso:
 Good morning. I was just curious, have you guys quantified the impact of the hurricane restoration activity for the quarter?
Steven Nielsen:
 Yeah, Matt, this is Steve. It was probably a net positive, It was about $10 million ahead of our expectations on our last call, in terms of revenue.
Matt Vitorioso:
 What was the expectation last quarter?
Steven Nielsen:
 Well, we had done $20 million in the October quarter, and we thought we would do about the same, but we actually did about $10 million more.
Matt Vitorioso:
 Terrific.
Steven Nielsen:
 It’s — on the margin side, it was positive. It’s always difficult to quantify the puts and takes of the offset to your other business.
Matt Vitorioso:
 Right, okay. And as far as the acquisition outlook, I know it sounds like you guys have — you’re pulling out of that, that acquisition that you described earlier. What’s the outlook as far as the rest of this fiscal year, as far as acquisitions?
Steven Nielsen:
 We continue to look at acquisitions, Matt, for us it’s always been about opportunistic and having the right fit, so we don’t, we don’t have a quota, and we don’t have a particular number in mind. But we will continue to look at companies that — that are of good quality.
Matt Vitorioso:
 Okay. And you mentioned that you expect a sequential increase in the third quarter with a large customer, I assume that’s Verizon?
Steven Nielsen:
 Yeah.
Matt Vitorioso:
 The last few quarters, you’ve sequentially come down quite a bit, but you expect that to pick up in the third quarter?
Steven Nielsen:
 Yeah. We’re seeing increasing levels of activity from them, a little later in the quarter than we would have liked for the second quarter. But we see those now, and of course we do have a seasonal improvement in the working conditions.

Matt Vitorioso:
 So in general, we could say that activity with Verizon should pick up in the second half of this fiscal year, then?
Steven Nielsen:
 Yes, that is clearly, clearly our expectation.
Matt Vitorioso:
 Okay. And just one quick housekeeping. What’s, what was the balance of your revolver at the end of the quarter?
Dick Dunn:
 $32.
Matt Vitorioso:
 $32?
Dick Dunn:
 Yes.
Matt Vitorioso:
 Terrific, thanks, guys.
Operator:
 Thank you. We have a question from the line of Lorraine Maikis with Merrill lynch. Please go ahead.
Lorraine Maikis:
 Thank you. Good morning
Steven Nielsen:
 Good morning, Lorraine.
Lorraine Maikis:
 You talked about renewing the Verizon contract with similar economics. Have you been able to add any type of price escalation into that contract to get your margins up?
Steven Nielsen:
 Well, what we said, Lorraine, is that there were stable economics, we had some areas where we were able to adjust prices upward, we had others that were slightly down, net we think it was stable. But we, we also as a result of that process, identified a couple of area that is just weren’t working for us. And so we think net, the mix of business is going to be better going into, going into the second half of the fiscal year.
Lorraine Maikis:
 Okay. And then, have they been able to offer you any better visibility on the pace or location of work over the next six months?
Steven Nielsen:
 Well, I mean, clearly as they’ve got on into their calendar year ‘06 plan, we have more data than we did a couple months ago or three months ago. So, we have better visibility. It’s still a big program. It has been declining sequentially, and now it’s going to reverse, and the exact trajectory to that reversal at this point in time, we’re taking a prudent outlook on.
Lorraine Maikis:
 Okay. And then just on the BellSouth work, I know some of that was hurricane-related. But can you just talk about what they’re doing with their fiber program, and where you expect that to go in the future?

Steven Nielsen:
 BellSouth has said they’re looking at the fiber-to-the-node architecture rather than fiber-to-the-premise, and we continue to see them doing some activity in that area. It has not ramped up significantly at this point. And we’ll let them speak to the pace of that. Of course, they have always been a leader in deploying fiber to the curb in new subdivisions, and that remains unabated. And as I indicated in what’s usually pretty slow quarter, seasonally, if you back out the storm work, their revenue was still up double-digit percentage in the quarter. So we’re encouraged by that.
Lorraine Maikis:
 Thank you very much.
Operator:
 Thank you, we have a question from the line of Chip Cruice with Greenville Capital. Please go ahead.
Chip Cruice:
 Good morning, Steve.
Steven Nielsen:
 Good morning, Chip.
Chip Cruice:
 Did you have some business that was pulled forward from the third quarter because of the warmer weather into the second quarter?
Steven Nielsen:
 I don’t — we’ve seen some speculation on that, Chip. But I really think the revenue outperformance was predominantly hurricane-related, and because it was end-of-year — , end-of-the-budget-year for most folks, most people have difficulty pulling stuff in to January when they’re just coming back from the holidays and getting the engineering going. So I don’t think we saw a significant impact there.
Chip Cruice:
 One of my concerns is, you know, your revenues have been growing slower than your expenses, it doesn’t seem like a healthy recipe for profitability down the road. Can you give us an insight into when you think we’ll see that change?
Steven Nielsen:
 Well, I think sequentially we’re looking for better margins in the third quarter. And clearly in the business where we have more underground exposure, we’re going to see more seasonality, i.e. more margin in the better months of the year, than what we may have in the past, where we had more aerial construction. I mean, clearly, it’s been a mix issue. And you know, as we went from $7 million in revenue with — or $20 million in revenue with Verizon, to $81 and then to $38, and now we’re back again, that has certainly created some cost pressures.
Chip Cruice:
 Because it seems like, and maybe this is what is the reason, but I mean, seems like there’s been quite a few times over the last six quarters, where you have maybe met the quarter that you’ve laid out there, but that quarter often was, had been revised down a little bit at the end of the prior quarter when you were looking out. And now we’re looking at the third quarter and it looks like at least according to what the street expectations had been, it looks like it’s a little bit lower quarter unless none of the analysts had put in any stock-based compensation.
Steven Nielsen:
 Yeah, I mean, we had not forecast our April quarter. We’re providing guidance one quarter at a time. I think, at least for a quick analysis on our part, the delta was predominantly on the revenue line, and we’re taking a conservative view on the revenue line at this point.

Chip Cruice:
 All right. Thank you.
Operator:
 Thank you. We have a question from the line of John Rogers with D.A. Davidson. Please go ahead.
John Rogers:
 Hi, good morning.
Steven Nielsen:
 Good morning, John.
John Rogers:
 What I was wondering if you could give us the next five customers and then also a breakdown of revenue by telecom, utility locating.
Dick Dunn:
 Yeah, John, let me, hold on, let me flip to the page here. I’ll give you the next five, I’ll do it in dollars, John.
John Rogers:
 Okay.
Dick Dunn:
 Rather than — DirecTV at $7.7 million, Qwest at $7.5 million, Alltel at $7.4 million , and Adelphia at $7.2 million.
John Rogers:
 Okay. And then as far as revenue —
Dick Dunn:
 Texas Utilities at $4 million even. On the breakdown, at telecom we had $53.3 million for the three months — 53.3%, I apologize. For cable TV, we had 21.7%. Utility locating, 20.2%, and Other at 5%.
John Rogers:
 And then, I guess just back to the margin question for a second. If you were to look at your same — on a same customer basis or same product line basis, is pricing a lot different now than it was, I don’t know, six months ago?
Steven Nielsen:
 Yeah, I think generally the pricing environment, we’ve commented on Verizon, but generally the pricing environment in working for telephone companies is positive. I mean, we have had discussions and have been able to secure increases, some of which are mid-single digit, nice increases. On the cable side, because the work is down, it’s been more difficult, but in certain pieces of the business, the installation business, we’ve been able to secure some pretty reasonable price increases. Now, that was all in the last couple months.
John Rogers:
 So, would it be fair to say that the margins in your backlog are higher?
Steven Nielsen:
 Well, as we talked about with Verizon, certainly the way we resolve the review, I mean, that’s our objective, and so we think we took steps to do that. We think that the Prince backlog comes in at a cash flow margin that we had talked about on the call. It’s higher than what we reported in aggregate. And, when we look at the type of margins we’re at, John, on an operating pretax basis, those don’t meet my expectations, and so we’re doing what we have to get them up.

John Rogers:
 And is it your sense it will be more pricing as opposed to the cost side?
Steven Nielsen:
 We can always manage better. So I mean the trick in this business is to create value for the customer, help them understand why in this environment, that we need some help on numbers in certain areas, and then run our business better.
John Rogers:
 Okay, great. Thank you.
Steven Nielsen:
 Thanks, John.
Operator:
 Thank you. We have a question from the line of Ken Leon with Standard & Poor’s. Please go ahead.
Ken Leon:
 Right. I have a few questions. First one is, what were the actual revenues from Prince in the quarter?
Steven Nielsen:
 About $11 million.
Ken Leon:
 Okay. And then your two-year contract with Verizon, can you give us some color in terms of the type of business you’ll be doing, whether it’s, if it’s fiber to the premise, is it mostly earmarked for residential instead of multitenant buildings? Or is any of that even in terms of further backhaul?
Steven Nielsen:
 Okay. The contract that we talked about, I want to be clear on that, we have a contract that’s through year-end 2009. It has some flexibility for both sides to address pricing periodically. And so that’s what we address. The contract itself is in place through year-end ‘09. And the work under that contract, although we provide lots of other services for Verizon, but under that contract is predominantly underground construction. The placement of fiber is part of their fiber-to-the-premise initiative. Now, that’s a mix of single-family units and also multiple dwelling units. And so we are participating in both sides, I would say currently, the bulk of that work is single-family units although clearly as new technology is becoming available to Verizon, they’ve indicated that, I think, that they have an appetite to address the MDU market. I mean, in addition, we do substantial business with Verizon in underground facility locating. We mentioned that we had a couple of renewals there that we were quite happy with. And we also do fiber splicing and other types of technical engineering services. But those were a mixture of business-as-usual and fiber-to-the-premise.
Ken Leon:
 Sure. And in fiscal ‘05 your gross margins were mostly near 20%. And with the current acquisition and looking at business going forward, for FY ‘06, should we be thinking mid-to-upper teens for gross margins, or will there be a kickup as you finish integration of acquisition?
Steven Nielsen:
 Well, you know, we don’t look at the acquisition to have an impact one way or another on the overall gross margin it actually falls in pretty closely to our overall profile of business. The guidance that we provided indicates an upward bias to gross margin in this quarter. And as I said before, we had a strong cash flow quarter, but margins need some work, and we’re going to try to do two things, alter the mix of the business, and then run what we have better.
Ken Leon:
 My last question is, just with having a strong reported quarter because of BellSouth on the hurricane situation, as we look at the current quarter, will there be expenses that you will bear to either move equipment or manpower to other customers or reassign them within the BellSouth region?
Steven Nielsen:
 I think there may be some modest expenses but we have taken those into account in the forecast that we have for the quarter.
Ken Leon:
 Okay. Thank you.
Operator:
 Thank you. We have a question from Alex Rygiel with Friedman, Billings, Ramsey. Please go ahead.
Alex Rygiel:
 Thank you, good morning, gentlemen. Steve, which two markets will you be exiting as it relates to Verizon?
Steven Nielsen:
 It’s something that I don’t think is a secret in the industry, but we have decided to have less participation in the upper mid-Atlantic and on the West Coast.
Alex Rygiel:
 And what exactly went wrong in those markets?
Steven Nielsen:
 Well, you know, it’s always a combination of the assets that we have, the pricing that’s available, the mix of the work, which changes regionally, and you can’t work everywhere. And sometimes it just doesn’t work out.
Alex Rygiel:
 Quantify the revenue base from those markets as it relates to maybe the trailing 12-month period?
Steven Nielsen:
 You know, probably in the lower to mid-20s. Not a big deal.
Alex Rygiel:
 So, 20% to 25% of your trailing 12-month revenue?
Steven Nielsen:
 No, no. Millions.
Alex Rygiel:
 $20 million to $25 million of your trailing 12-month revenue came from markets that you will be exiting at some point in the future?
Steven Nielsen:
 We are substantially out of them at this point.
Alex Rygiel:
 Substantially out of them. Now if we look back, over the last 12 months, it looks like you had about $240 million of revenue derived from Verizon. So if we would exclude this, you’re closer to $220 million? When we think about your backlog, can we multiply that times two to derive sort of a backlog assumption as it relates to Verizon for total backlog?

Steven Nielsen:
 You know, that’s close, Alex. I mean, we’re taking a prudent view on ‘07 just because we’ve had some issues with accurately forecasting backlog with Verizon. But you’re directionally, you’re close.
Alex Rygiel:
 So if we take your $1.55 billion backlog, we subtract out $193 million in Prince, we subtract out let’s say $400 million for Verizon —
Steven Nielsen:
 Well, A couple of things. On Verizon, I said directionally. I think you’re a little bit high. And we also had substantial locating renewals in that backlog number.
Alex Rygiel:
 Okay, so let’s subtract out $300 million or $350 million. We get to something like $1.0 billion, $1.050 million on an adjusted basis. That compares to last year’s $1.442 billion. And if we subtract out the $242 million in Verizon which actually is probably conservative, because I suspect 12 months ago, you probably had even more than that built in your backlog as it relates to Verizon, looks like backlog from your core businesses is down year-over-year. Is that fair?
Steven Nielsen:
 That doesn’t sound right to me. We didn’t look at it that way. As we’ve always said, when we have five-year master contracts with BellSouth and Sprint and others, depending on the renewal cycle, you could have it down. But my sense is that at least in the quarter, if you run the numbers, that essentially we backfilled what we burned off in the quarter. I hadn’t thought about it on a year-over-year basis because it was subject to where we thought we were going would be with Verizon, which didn’t turn out the way we expected for last year.
Alex Rygiel:
 As it relates to BellSouth, you did about $61 million or so in revenue this quarter. How much of the $30 billion in hurricane work was from BellSouth?
Steven Nielsen:
 About two-thirds. A little less than two-thirds.
Alex Rygiel:
 Okay. So you’re year-over-year comparison for BellSouth is about $40 million versus $37.5 last year? And of that $37.5 last year, how much was from hurricanes last year?
Steven Nielsen:
 I think it’s closer to $43 to $37. And in terms of revenue from storms last year, there was a little bit of carryover from Frances and Jeanne but insignificant. And I don’t have a number in front of me. But it was not material.
Alex Rygiel:
 With regards to all the other markets that you’re going to be in with regards to Verizon going forward, the remaining markets, would you expect a revenue basis from those markets to be up, flat, or down versus the trailing 12-month period?
Steven Nielsen:
 We would expect that they would be up. It will vary from market to market. But Verizon has indicated that the overall program is going to grow. And while we’re beginning to get a handle on what that means this year, we’re still taking a conservative view on that.
Alex Rygiel:
 With regards to your guidance, can you quantify how much hurricane revenue you have in your guidance for the April quarter, and can you touch upon the margins associated with hurricane work?

Steven Nielsen:
 In the April quarter, it’s an immaterial amount, give or take $5 million. So it’s not a material part of the forecast. And I think as we’ve said before, we think that the particularly the outperformance of the — of — above our original expectations certainly was a positive in the quarter. But as always, you got to net what the impact was in the rest of the business. And what overhead expenses were dedicated to supporting that storm work. So we don’t have an exact number, but it was in a net positive.
Alex Rygiel:
 Thank you.
Operator:
 Thank you, we have a question from the line of [John Lopez] with OTA Asset Management. Please go ahead.
John Lopez:
 Thanks very much. I just come back to the topic, but could you maybe on a year and year basis, look at the margins implied in your guidance versus the margins a year ago? Could you talk through the difference in the profile or mix or customer concentration or just whatever was causing the biggest delta both on the gross and operating line?
Steven Nielsen:
 Well, I mean, on the operating line, and I don’t know if you’re picking up other income, I mean, there was some substantial other income in the year-ago quarter —
John Lopez:
 No. I’m talking just operating.
Steven Nielsen:
 Okay. The biggest mix shift is obviously in the customer rotation. Where Verizon in the year-ago quarter was $81 million while we expected to be up sequentially, it will be down substantially year-over-year. If you look at the guidance that we’ve provided for the April quarter, essentially it’s about 100 basis points light of where it was a year ago. You know, there’s fuel expenses, there’s, which is probably 50 basis points, clearly the contraction in the revenue has an impact, you know, other than that, to explain 100 basis points of gross margin, there’s lots of different factors, some of which — the groups which of go opposite directions.
John Lopez:
 And just as relates to the Verizon revenue, at this point obviously, you’re anticipating as I gather from the comments, that business is going to grow not only this quarter, but are you sequential growth pattern at this point based on what’s in the backlog?
Steven Nielsen:
 Given that the markets that we’re participating in, some of which are in the Northeast, their strong months are May through October, so it would stand to reason that as those markets come on, we will see that build through our July and October quarter as they get their work done.
John Lopez:
 And just as relates to the margin profile of that business, specifically, would you need to get that revenue base back to sort of the $80 millionish level to get yourself back to the margins that you were generating prior or is there an up-front fixed cost that you had to incur a year ago, that now is done?
Steven Nielsen:
 Well, I mean, the issue is, we incur fixed costs to support the quarterly run rate as the, the revenue declined, of course, we had to get rid of some of that fixed cost. Now, we couldn’t get rid of it as quick as we would have liked. But we’ve really from our perspective, with the current arrangement, we’re back to when we get to reasonable run rates, that can be lower than that $81 million level that we’ll have acceptable margins. I mean, that was the point of the exercise.

John Lopez:
 Okay. One last note if I could. One of your competitors on their call recently discussed a little bit of activity on the MSO side as they look to the second half of the calendar year. I’m just curious, if you could comment a little on what you’re seeing your MSO base and whether or not you’re also seeing sort of a little bit of heightened activity level as you look out a few months.
Steven Nielsen:
 Well, clearly both Comcast and Time Warner have indicated that when they close on Adelphia, that there are substantial upgrades to be done. The combined number that they’ve disclosed is about $800 million, which includes both labor and equipment and materials. So that clearly as that merger gets closer, you know, we expect to see more activity, and we’re having some discussions with our engineering folks right now within the confines of what’s appropriate for Time Warner and Comcast, given the process. I think what we have always talked about as a potential catalyst to that business is the launch by the satellite companies of high definition capacity, which will enable much more in the way of HD channels. And it will be interesting to see how the MSOs respond to that. They’re competitive folks so I’m sure they will have a response.
John Lopez:
 Great. Thanks a lot.
Operator:
 Thank you, we have a question from the line of [Michael Needleman] with Ridgecrest Partners. Please go ahead.
Michael Needleman:
 Good morning.
Steven Nielsen:
 Good morning.
Michael Needleman:
 Just a couple of quick follow-ups if you don’t mind, on the areas that you are actually getting out of with Verizon. How long had you been in those two markets?
Steven Nielsen:
 Essentially for in one case, for about six quarters and the other for about four quarters.
Michael Needleman:
 So, was that one that you were in for six quarters, that was your initial business with Verizon, is that correct?
Steven Nielsen:
 That was one of the original areas.
Michael Needleman:
 Okay. Was that pricing that you had in that area based upon your initial contract? In other words, the current business that you have, based upon maybe what they’re doing and the mix of business, in certain areas, may you start to see the same thing in certain areas, or not?
Steven Nielsen:
 You know, there were specific issues that related to us. And as I said, you can’t work everywhere, so it may work for somebody else, but it wasn’t working for us. And we’re comfortable with the pricing that we have in the other areas.
Michael Needleman:
 All right, thank you, gentlemen.

Operator:
 Thank you. We have a follow-up question from the line of Alex Rygiel. Please go ahead.
Alex Rygiel:
 My question has been answered. Thank you.
Operator:
 Thank you [OPERATOR INSTRUCTIONS]
Steven Nielsen:
 Okay, Stacy. There being no further questions, I want to thank everybody for your time and attention. Also want to note that next quarter, we plan to release after the market close on a Tuesday with a Wednesday morning conference call, and we look forward to speaking with you then. Thank you.
Operator:
 Thank you, ladies and gentlemen. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.